EXHIBIT 4.2

THE ROYAL BANK OF SCOTLAND PLC

as Agent under the Facility Agreement (as defined below)

2 St Philips Place

Birmingham

B3 2RB

Attention: Jamie Miller

Date: 18 December 2019

Dear Sirs

£150,000,000 REVOLVING FACILITY AGREEMENT - CONSENT & AMENDMENT LETTER

1.	Background
1.1

We refer to the £150,000,000 revolving facility agreement dated 16 December 2011 and  made between, amongst others (1) PAG International Limited as Parent, (2) Sytner Group Limited as Company and Original Borrower (the "Company"), (3) the companies listed in part 1 of schedule 1 therein as Original Guarantors, (4) The Royal Bank of Scotland plc and BMW Financial Services (GB) Limited as Mandated Lead Arrangers, (5) the financial institutions listed in parts 2 and 3 of the schedule 1 therein as Original Lenders, (6) The Royal Bank of Scotland plc as Agent and (7) NatWest Markets Plc as Security Agent (the "Facility Agreement" and such expression shall include the Facility Agreement as amended and/or amended and restated from time to time including, but not limited to, on 10 January 2012, 19 December 2014, 2 April 2015, 28 September 2016 and 12 December 2018).

1.2	We write to you to request certain amendments to the Facility Agreement.
1.3

Following discussions between the Company, the Agent and the Lenders, the Majority Lenders have agreed to make certain amendments to the Facility Agreement to reflect an increase in the Group's annual capex covenant.

1.4	This letter reflects the commercial agreement between the parties to the Facility Agreement to such amendments.
1.5

The Company hereby requests that the Lenders approve the various matters detailed in this letter and that by countersigning this letter, this letter constitutes an amendment as contemplated by clause 38 (Amendments and Waivers) of the Facility Agreement.

1.6	This letter is supplemental to and amends the Facility Agreement.
1.7	This letter is entered into by Sytner Group Limited as the Company and as Obligors' Agent.
2.	definitions and interpretation
2.1	Definitions
In this letter terms defined in, or construed for the purposes of, the Facility Agreement have the same meanings when used in this letter (unless the same are otherwise defined in this letter).

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2.2	Continuing obligations
Subject to the provisions of this letter:
2.2.1	the Facility Agreement (other than as amended in accordance with the terms of this letter) and all other Finance Documents shall remain in full force and effect;
2.2.2	the Company on behalf of each Obligor confirms its knowledge and acceptance of this letter;
2.2.3	the Facility Agreement shall be read and construed as one document with this letter;
2.2.4

the Company on behalf of each Obligor confirms that with effect from the Effective Date (as defined below), each Obligor shall be bound by the terms of the Facility Agreement as amended by the terms of this letter;

2.2.5

the Company on behalf of each Obligor confirms that the guarantee and indemnity given by each Obligor pursuant to Clause 20 (Guarantee and indemnity) of the Facility Agreement and all Security given by each Obligor pursuant to the Facility Agreement shall continue in full force and effect notwithstanding the amendment of the Facility Agreement in accordance with the terms of this letter; and

2.2.6

except as expressly provided in paragraph 4  (Amendments to Facility Agreement) nothing in this letter shall constitute or be construed as an amendment, waiver, consent or release of any provisions of, or any right or remedy of the Finance Parties under, the Finance Documents, nor otherwise prejudice any right or remedy of a Finance Party under the Facility Agreement or any other Finance Document.

3.	EFFECTIVE DATE

The amendments in paragraph 4 shall be effective on the date (the "Effective Date") upon which the Agent gives written confirmation to the Company that it has received:

3.2.1	an original of this letter countersigned by the Company by which the Company (on behalf of itself and each of the Obligors) acknowledges and agrees to the terms of this letter; and
3.2.2	a copy of the resolutions of the directors of the Company authorising it to agree to the terms of this letter and perform its obligations under it, in form and substance satisfactory to the Agent.
4.	AMENDMENTS to facility agreement

With effect from the Effective Date, the Facility Agreement shall be amended as follows:

4.1	clause 23.2.3 (Financial condition) shall be deleted and replaced with the following:

"23.2.3 Capital Expenditure:

(a)The aggregate Capital Expenditure of the Group in respect of each Financial Year up to and including the Financial Year ending 31 December 2018 shall not exceed £80,000,000.

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(b)The aggregate Capital Expenditure of the Group in respect of the Financial Year ending 31 December 2019 shall not exceed £100,000,000.

(c)The aggregate Capital Expenditure of the Group in respect of the Financial Year ending 31 December 2020 and each Financial Year thereafter shall not exceed £80,000,000.".

5.	Representations and reliance
5.1	Representations

The Company makes the Repeating Representations to each Finance Party at the date of this letter, on the date this letter is countersigned by the Agent and on the Effective Date by reference to the facts and circumstances existing at such dates respectively but as if references to the "Facility Agreement" include this letter and the Facility Agreement as amended by the terms of this letter.

5.2	Reliance

The Company on behalf of each Obligor acknowledges that the Agent has entered into this letter in full reliance on the representations and warranties made by it in the terms stated in this paragraph 5.

6.	Further assurance

The Company shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

7.	Miscellaneous
7.1	Incorporation of terms

The provisions of clauses 38 (Amendments and waivers) and 34 (Notices) of the Facility Agreement shall apply to this letter as if set out in full in this letter and as if references in those clauses to "this Agreement" or "the Finance Documents" are references to this letter.

7.2	Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

7.3	Third party rights

Unless expressly provided to the contrary in a Finance Document a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.

7.4	Finance Document
The Agent and the Company designate this letter a Finance Document.

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8.	GOVERNING LAW/ENFORCEMENT
8.1	Governing law
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
8.2	Jurisdiction of English courts
8.2.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to the existence, validity or termination of this letter or any non-contractual obligation arising out of or in connection with this letter) (a "Dispute").

8.2.2	The parties to this letter agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Letter will argue to the contrary.

Please confirm your agreement to the above by signing and returning the enclosed copy of this letter.

Yours faithfully

/s/ Adam Collinson

For and on behalf of
SYTNER GROUP LIMITED

as Company and Obligors' Agent

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ON COPY

To:Sytner Group Limited

We acknowledge, agree and accept the terms of the above letter.

Signed by /s/ Jamie Miller

For and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Agent on behalf of the Lenders (acting on the instruction of the Majority Lenders)

Dated: 18 December 2019

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